T. Rowe Price Realty Income Fund I, A No-Load Limited Partnership

          Amended and Restated Agreement of Limited Partnership


                    Section 5.7. Limitation on Liability of General Partners; Indemnification. The General Partners shall not be liable, responsible, or accountable in damages or otherwise to the Partnership or any of the Limited Partners for any act or omission pursuant to the authority granted by this Agreement if the General Partners acted in good faith and in a manner they reasonably believed to be within the scope of the authority granted by this Agreement and in or not opposed to the best interest of the Partnership, provided that the General Partners shall not be relieved of liability in respect of any claim, issue, or matter arising out of the negligence, fraud, bad faith, or misconduct of the General Partners in the performance of their duties to the Limited Partners. Subject to this limitation, the Partnership shall indemnify the General Partners against any loss or damage incurred by them and against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with the defense or settlement of any threatened, pending, or completed action or suit by any Limited Partner in connection therewith. Indemnification will be allowed for: (1) settlement (and expenses related thereto) of lawsuits which allege violation of state or federal securities laws; and (2) the expenses incurred in defending such lawsuits, if the General Partners and/or the Partnership are successful in the defense, provided a court, having been informed in writing of the fact that the Securities and Exchange Commission has determined that indemnification for securities law violations is against public policy and is unenforceable, (a) approves the settlement and finds that indemnification of the settlement costs (and related expenses) should be made, or (b) approves indemnification of litigation costs if a successful defense has been made. Funds may be advanced by the Partnership to cover expenses for which indemnification may be allowed, subject to the obligation of the indemnified party to return these funds to the Partnership should any of the conditions to indemnification hereunder not be satisfied. Any indemnification of the General Partners under this Section 5.7 shall be recoverable only out of the assets of the Partnership and not from the Limited Partners.